Exhibit 10.5

AMBIT BIOSCIENCES CORPORATION EMPLOYMENT AGREEMENT

This EMPLOYMENT AGREEMENT (this “Agreement”) is made and entered into effective as of November 9th, 2011 (the “Effective Date”) by and among AMBIT BIOSCIENCES CORPORATION (the “Company”) and Michael A. Martino (the “Executive”). The Company and Executive are hereinafter collectively referred to as the “Parties”, and individually referred to as a “Party”.

RECITALS

A. The Company desires assurance of the association and services of Executive in order to retain Executive’s experience, skills, abilities, background and knowledge, and is willing to engage Executive’s services on the terms and conditions set forth in this Agreement.

B. Executive desires to be in the employ of the Company, and is willing to accept such employment on the terms and conditions set forth in this Agreement.

AGREEMENT

In consideration of the foregoing Recitals and the mutual promises and covenants herein contained, and for other good and valuable consideration, the Parties, intending to be legally bound, agree as follows:

1. EMPLOYMENT.

1.1 Title. Effective as of the Effective Date, Executive’s position shall be Chief Executive Officer and President of the Company, subject to the terms and conditions set forth in this Agreement. Executive shall also serve as a member of the Company’s Board of Directors (the “Board”) for so long as he continues to serve as Chief Executive Officer. At such time as Executive’s service as Chief Executive Officer terminates, he agrees to immediately resign as a member of the Board.

1.2 Term. The term of this Agreement shall begin on the Effective Date and shall continue until it is terminated pursuant to Section 4 herein (the “Term”).

1.3 Duties. Executive shall do and perform all services, acts or things necessary or advisable to manage and conduct the business of the Company and that are normally associated with the position of Chief Executive Officer and President. Executive shall report to the Board.

1.4 Policies and Practices. The employment relationship between the Parties shall be governed by this Agreement and by the policies and practices established by the Company and/or the Board, or any designated committee thereof. In the event that the terms of this Agreement differ from or are in conflict with the Company’s policies or practices or the Company’s Employee Handbook, this Agreement shall control.

1.

1.5 Location. Unless the Parties otherwise agree in writing, during the Term Executive shall perform the services Executive is required to perform pursuant to this Agreement at the Company’s offices in San Diego, California, provided, however, that the Company may from time to time require Executive to travel temporarily to other locations in connection with the Company’s business.

2. LOYALTY; NONCOMPETITION; NONSOLICITATION.

2.1 Loyalty. During Executive’s employment with the Company, Executive shall devote Executive’s full business energies, interest, abilities and productive time to the proper and efficient performance of Executive’s duties under this Agreement; provided, however, that Executive shall be entitled to continue his service as a board member of Arzeda and shall be entitled to serve on the board of directors of such other companies as may be approved in advance by the Board, in each case so long as Executive remains in compliance with Section 2.2 and such service does not interfere with Executive’s duties under this Agreement.

2.2 Agreement not to Participate in Company’s Competitors. During Executive’s employment with the Company, Executive agrees not to acquire, assume or participate in, directly or indirectly, any position, investment or interest known by Executive to be adverse or antagonistic to the Company, its business, or prospects, financial or otherwise, or in any company, person, or entity that is, directly or indirectly, in competition with the business of the Company or any of its Affiliates (as defined below). Ownership by Executive, in professionally managed funds over which the Executive does not have control or discretion in investment decisions, or as a passive investment, of less than two percent (2%) of the outstanding shares of capital stock of any corporation with one or more classes of its capital stock listed on a national securities exchange or publicly traded on a national securities exchange or in the over-the-counter market shall not constitute a breach of this Section. For purposes of this Agreement, “Affiliate,” means, with respect to any specific entity, any other entity that, directly or indirectly, through one or more intermediaries, controls, is controlled by or is under common control with such specified entity.

2.3 Covenant not to Compete. During Executive’s employment with the Company, and during any post-termination period in which the Executive is receiving severance benefits from the Company, the Executive shall not engage in competition with the Company and/or any of its Affiliates, either directly or indirectly, in any manner or capacity, as adviser, principal, agent, affiliate, promoter, partner, officer, director, employee, stockholder, owner, co-owner, consultant, or member of any association or otherwise, in any phase of the business of developing, manufacturing and marketing of products or services that are in the same field of use or which otherwise compete with the products or services of the Company, except with the prior written consent of the Board.

3. COMPENSATION OF THE EXECUTIVE.

3.1 Base Salary. The Company shall pay Executive a base salary at the annualized rate of Three Hundred and Seventy Five Thousand Dollars ($375,000.00) (the “Base Salary”), less payroll deductions and all required withholdings, payable in regular periodic installments in accordance with the Company’s normal payroll practices. The Base Salary shall

2.

be prorated for any partial year of employment on the basis of a 365-day fiscal year. Following the first closing of the next equity financing transaction in which the Company issues shares of Preferred Stock to investors including new, external investors none of whom (together with their affiliates) are existing investors in the Company (“External Equity Financing”), the Board will review the Base Salary and make appropriate adjustments so that the Base Salary is substantially equivalent to the 50th percentile of CEO base salaries when compared to an appropriate group of peer companies, as determined by the Board. It is the Company’s understanding that the Company’s existing investors collectively are committed to providing additional funding for the Company assuming favorable data from the Company’s ongoing phase two clinical trial of its lead drug candidate.

3.2 Discretionary Bonus. At the sole discretion of the Board, following each calendar year of employment Executive shall be eligible to receive a discretionary cash bonus of up to fifty percent (50%) of Executive’s then-current base salary (the “Bonus”), based on Executive’s achievement relative to certain performance goals (“Performance Goals”) to be established by the Board. The determination of whether Executive has met the Performance Goals for any given year, and if so, the amount of any Bonus that will be paid for such year (if any), shall be determined by the Board in its sole and absolute discretion. In order to be eligible to earn or receive any Bonus, except as provided in Sections 4.5.3 and 4.5.4, Executive must remain employed by the Company through and including the end of the year with respect to which such Bonus is being paid.

3.3 Stock Options. As soon as practicable but in any event within 60 days following the Effective Date, Executive will be granted an option to purchase up to 5,684,706 shares of the Company’s Common Stock (the “Option”) pursuant to the terms of the Company’s 2001 Equity Incentive Plan, as amended from time to time (the “Plan”), which Option represents a number of shares of Common Stock equal to approximately four and one-half percent (4.5%) of the fully-diluted capitalization of the Company as of the Effective Date. For purposes of this section, “fully-diluted capitalization of the Company” means (1) all issued and outstanding equity securities of the Company, (2) all shares issuable upon the conversion, exercise, or exchange of any outstanding options, warrants, or other convertible or exchangeable securities of the Company (but excluding shares issuable upon the exercise of warrants that are not, as of the date of this agreement, exercisable), (3) all shares reserved for future issuance pursuant to the Plan and (4) all shares issuable to GrowthWorks Canadian Fund Limited Ltd. (“GrowthWorks”) pursuant to the terms of the Amended and Restated Put Agreement among the Company, GrowthWorks and Ambit Biosciences (Canada) Corporation dated as of October 30, 2007, as amended. The exercise price per share of the Option will be equal to the fair market value of a single share of Common Stock on the date the Option is granted, as determined in good faith by the Board. The Option will be governed by the Plan and shall be granted pursuant to a separate stock option grant notice and stock option agreement. The Option is intended to be treated as an incentive stock option to the extent permitted under the applicable provisions of the Internal Revenue Code of 1986, as amended (the “Code”). The Option will be subject to vesting as provided below.

(i) 2,842,353 of the shares subject to the Option (the “Time Vesting Shares”) shall be subject to vesting such that, subject to Executive’s continued employment with the Company, one-fourth (1/4) of the Time Vesting Shares shall vest as of the first anniversary of

3.

the Effective Date and l/48th of the Time Vesting Shares subject to the Option shall vest in equal monthly installments on the monthly anniversary of the Effective Date of each month for the thirty-six (36) months thereafter.

(ii) 2,842,353 of the shares subject to the Option (the “Performance Vesting Shares”) shall be subject to vesting such that, subject to Executive’s continued employment with the Company, (i) all of the Performance Vesting Shares will vest on the date following the date that the Company’s common stock is publicly traded on a national securities exchange that is the 10th consecutive trading day where the volume-weighted average price for a share of the Company’s common stock, as reported by Bloomberg Financial L.P., is greater than or equal to $2.67 per share, as adjusted for any stock splits, dividends and the like after the date hereof, (ii) all of the Performance Vesting Shares will vest on the date that is immediately prior to the closing date of a Covered Transaction (defined below) in which the assets distributable or payable to the holders of the Company’s Series D-2 Preferred Stock and Series D-3 Preferred Stock (or the holders of shares of Common Stock issued upon conversion of the Series D-2 Preferred Stock and Series D-3 Preferred Stock) at the closing of and pursuant to such Covered Transaction have a fair market value as determined in good faith by the Board equal to or greater than, in the aggregate, the product of (A) $2.67 (as adjusted for any stock splits, dividends and the like after the date hereof) and (B) the total number of shares of Series D-2 Preferred Stock and Series D-3 Preferred Stock (or such shares of Common Stock, as applicable) outstanding immediately prior to such Covered Transaction (hereinafter, the “Price Threshold”) and (iii) 60% of the Performance Vesting Shares will vest on the date that is immediately prior to the closing date of a Covered Transaction that does not meet the Price Threshold.

(iii) The Option shall immediately terminate with respect to any Performance Vesting Shares that have not vested upon the occurrence of any Covered Transaction. However, if pursuant to the terms of such Covered Transaction, Contingent Consideration (defined below) may become payable to the stockholders of the Company following the Closing thereof that may result in thereafter meeting the Price Threshold (a “Potential Qualifying Transaction”), then at such time following such Closing (if ever) as of which the total assets distributed or paid to the holders of Series D-2 Preferred Stock and Series D-3 Preferred Stock (or the holders of shares of Common Stock issued upon conversion of the Series D-2 Preferred Stock and Series D-3 Preferred Stock), inclusive of such Contingent Consideration, equal or exceed the Price Threshold and such event occurs no later than the five (5) year anniversary of the Closing of such Potential Qualifying Transaction (the “Post Transaction Vesting Date”), then Executive shall be entitled to substitute benefits in respect of the terminated portion of the Option as provided in this below (the “Bonus Option Substitute Benefits”). The Bonus Option Substitute Benefits shall be provided to Executive in the same form as the Covered Transaction consideration payments were made to such holders of Common Stock (the “Closing Stockholders”) in connection with the Covered Transaction as if Executive had exercised and held all the shares subject to the Bonus Option (the “Bonus Option Shares”) immediately prior to the Closing.

4.

(iv) In order to give effect to the intent of the foregoing paragraph the following provisions shall apply:

(A) The initial Bonus Option Substitute Benefits payment shall be made to you no later than thirty (30) days following the Post-Transaction Vesting Date with respect to Executive’s share of any Covered Transaction consideration payable on or prior to such date, but shall be reduced by the aggregate amount that Executive would have been required to pay to exercise the Option with respect to Performance Vesting Shares immediately prior to the Closing, either via a corresponding reduction of the applicable cash payment or a reduction of the number of shares or other property to be issued to Executive, based upon the Board’s determination of the Fair Market Value of such shares or other property as of the Post-Transaction Vesting Date.

(B) Following the Post-Transaction Vesting Date, Executive will share in any subsequent release of Contingent Consideration Payments at the same time and on the same terms as the Closing Stockholders, as if Executive held all Performance Vesting Shares immediately prior to the Closing. However, if as of the fifth (5th) anniversary of the Closing any Unvested Consideration (defined below) would otherwise continue to remain subject to outstanding Conditions (defined below) on payment, Executive shall be paid such portion of the Unvested Consideration related to such Conditions, subject to any reduction made by the Board based on the Fair Market Value (as of the fifth (5th) anniversary of the Closing) of the Unvested Consideration as a result of the existence of the Conditions (that is, the present value of the pro-rata portion of the Contingent Consideration that may be earned and otherwise payable to Executive in respect of the Performance Vesting Shares upon satisfaction of the Conditions), in a lump sum on the fifth (5th) anniversary of the Closing,

(v) Following the first closing during the term of Executive’s employment of the next equity financing transaction in which the Company issues shares of Preferred Stock to investors (other than shares issued in the Second Tranche Closing pursuant to Section 2.2 of the Series D-2 and Series D-3 Preferred Stock and Warrant Purchase Agreement dated May 9, 2011 among the Company and the Purchasers named therein, as such Agreement is in effect on the date hereof) (the “Next Equity Financing”), Executive will be granted an additional stock option pursuant to the Plan to purchase that number of shares of Common Stock of the Company which, together with all shares of Common Stock of the Company issued or subject to stock options previously granted to Executive, represents in the aggregate not less than four and one-half percent (4.5%) of the fully-diluted capitalization of the Company immediately following such Next Equity Financing; provided, however, that if such Next Equity Financing is an External Equity Financing, then solely for purposes of calculating the number of shares of Common Stock of the Company issuable pursuant to such additional stock option, the number of shares issued pursuant to such External Equity Financing shall be deemed to be the number determined by dividing the aggregate consideration paid for the shares of Preferred Stock issued in such External Equity Financing by the greater of (a) the price per share at which such shares of Preferred Stock were actually issued or (b) $0.70. Such option will have an exercise price equal to the fair market value of the Company’s Common Stock on the date of grant. Fifty percent (50%) of the shares issuable pursuant to such additional option will be subject to time vesting commencing as of the date of grant of such option on terms substantially consistent with the vesting applicable to the Time Vesting Shares as set forth above and the remainder of the shares issuable pursuant to such option will be subject to performance vesting on terms substantially consistent with the vesting applicable to the Performance Vesting Shares as set forth above.

5.

(vi) For purposes of this Agreement, the following terms shall have the meanings set forth below:

“Conditions” mean the same conditions (including but not limited to any escrow arrangement, indemnity obligation, or earn-out) on payment imposed on the Company and/or its stockholders with respect to their rights to the Contingent Consideration.

“Contingent Consideration” means consideration payable with respect to a Covered Transaction after the closing of such Covered Transaction to the Company and/or its stockholders, the receipt of which is contingent upon the passage of time or the occurrence or non-occurrence of some future event(s) or circumstance(s), including, without limitation, amounts of consideration paid at a subsequent closing, and amounts of consideration subject to an escrow, a purchase price adjustment, an earn-out or indemnity claims.

“Covered Transaction” means the occurrence, in a single transaction or in a series of related transactions of the first to occur of the following events that also constitutes a change in the ownership or effective control of the Company, or a change in the ownership of a substantial portion of the Company’s assets, as described in Treasury Regulations Section 1.409A-3(i)(5): (1) a merger or consolidation of the Company in which the Company’s stockholders immediately prior to such transaction do not immediately following such transaction own at least a majority of the surviving corporation’s voting shares; (2) a sale of all or substantially all of the Company’s assets or (3) a sale or other transfer of shares of the Company’s capital stock as a result of which the Company’s stockholders immediately prior to such transaction do not immediately following such transaction own at least a majority of the surviving corporation’s voting shares, other than a transaction involving the issuance of shares by the Company primarily for the purpose of raising capital for the Company.

“Unvested Consideration” means the portion of the Bonus Option Substitute Payments that are subject to the same Conditions on payment of Contingent Consideration as are imposed on the Company or its stockholders generally.

3.4 Expense Reimbursements. The Company will reimburse Executive for all reasonable business expenses Executive incurs in conducting his duties hereunder, pursuant to the Company’s usual expense reimbursement policies; provided that Executive supplies the appropriate substantiation for such expenses no later than the end of the calendar month following the month in which such expenses were incurred by Executive.

3.5 Changes to Compensation. Executive’s compensation will be reviewed annually and may be increased from time to time in the Company’s sole discretion.

3.6 Employment Taxes. All of Executive’s compensation shall be subject to customary withholding taxes and any other employment taxes as are commonly required to be collected or withheld by the Company.

3.7 Benefits. Executive shall, in accordance with Company policy and the terms of the applicable plan documents, be eligible to participate in benefits under any benefit plan or arrangement that may be in effect from time to time and made available to the Company’s senior management employees.

6.

3.8 Holidays and Vacation. Executive shall be eligible to accrue four (4) weeks of paid vacation per year and will receive paid Company holidays in accordance with Company policy.

4. TERMINATION.

4.1 Termination by the Company. Executive’s employment with the Company is at will and may be terminated by the Company at any time and for any reason, or for no reason, including, but not limited to, under the following conditions:

4.1.1 Termination by the Company for Cause. The Company may terminate Executive’s employment under this Agreement for “Cause” (as defined below) by delivery of written notice to Executive. Any notice of termination given pursuant to this section shall effect termination as of the date of the notice, or as of such other date specified in the notice.

4.1.2 Termination by the Company without Cause. The Company may terminate Executive’s employment under this Agreement without Cause at any time and for any reason, or for no reason. Such termination shall be effective on the date Executive is so informed by the Company.

4.2 Termination By Executive. Executive may terminate his employment with the Company at any time and for any reason, or for no reason, upon thirty (30) days written notice to the Company.

4.3 Termination for Death or Complete Disability. Executive’s employment with the Company shall automatically terminate effective upon the date of Executive’s death or Complete Disability (as defined below).

4.4 Termination by Mutual Agreement of the Parties. Executive’s employment with the Company may be terminated at any time upon a mutual agreement in writing of the Parties. Any such termination of employment shall have the consequences specified in such agreement.

4.5 Compensation Upon Termination.

4.5.1 Death or Complete Disability. If Executive’s employment is terminated by death or Complete Disability, the Company shall pay to Executive, or to Executive’s heirs, Executive’s base salary and accrued and unused vacation benefits earned through the date of termination at the rate in effect at the time of termination, less standard deductions and withholdings. The Company shall thereafter have no further obligations to Executive and/or Executive’s heirs under this Agreement, except as otherwise provided by law (and except as provided otherwise in Executive’s stock option agreements with the Company).

7.

4.5.2 Termination For Cause If the Company terminates Executive’s employment for Cause, then the Company shall pay Executive’s base salary and accrued and unused vacation benefits earned through the date of termination, at the rate in effect at the time of termination, less standard deductions and withholdings. The Company shall thereafter have no further obligations to Executive under this Agreement, except as otherwise provided by law (and except as provided otherwise in Executive’s stock option agreements with the Company).

4.5.3 Termination Without Cause Not In Connection with a Covered Transaction. If the Company terminates Executive’s employment without Cause at any time other than upon the occurrence of, or within the twelve (12) months immediately following, the effective date of a Covered Transaction, the Company shall pay Executive’s base salary and accrued and unused vacation benefits earned through the date of termination, at the rate in effect at the time of termination, less standard deductions and withholdings. In addition, if Executive furnishes to the Company an executed waiver and release of claims in the form attached hereto as Exhibit A (the “Release”) within the time period specified therein, but in no event later than forty-five (45) days following Executive’s termination, and if Executive allows such Release to become effective in accordance with its terms, then (i) Executive shall be entitled to severance payments in the form of continuation of his base salary, at the rate in effect at the time of termination, for a period of six (6) months following the termination date, (ii) so long as Executive shall have been employed with the Company for least six (6) months of the calendar year in which such termination occurred, Executive shall be entitled to receive a pro rata portion (determined based on the number of days actually employed in such year relative to 365) of the Bonus that would have been payable to Executive subject to and in accordance with Section 3.2 with respect to such year had Executive remained employed with the Company for the full year, payable following the end of such year at such time as performance bonuses with respect to such year are normally determined and actually paid to other Company executives, (iii) the Company shall pay directly to the insurance provider the premium for COBRA continuation coverage for the Executive and the Executive’s family for a period of twelve (12) months following the termination date or until the effective date of new healthcare coverage eligibility available through new employment, whichever comes first and (iv) the vesting of any unvested Time Vesting Shares subject to the Option shall accelerate such that Executive shall become vested in one hundred percent (100%) of the Time Vesting Shares on the effective date of the Release. Such severance payments will be subject to standard payroll deductions and withholdings and will be made on the Company’s regular payroll cycle, provided, however, that any severance payments otherwise scheduled to be made prior to the effective date of the Release shall accrue and be paid in the first payroll period that follows such effective date and except as provided in clause (iii) above. The Company shall thereafter have no further obligations to Executive under this Agreement, except as otherwise provided by law (and except as provided otherwise in Executive’s stock option agreements with the Company).

4.5.4 Termination Without Cause In Connection with a Covered Transaction. If the Company terminates Executive’s employment without Cause upon the occurrence of, or within the twelve (12) months immediately following, the effective date of a Covered Transaction, the Company shall pay Executive’s base salary and accrued and unused vacation benefits earned through the date of termination, at the rate in effect at the time of termination, less standard deductions and withholdings. In addition, if Executive furnishes to the Company an executed Release within the time period specified therein, but in no event later than

8.

forty-five (45) days following Executive’s termination, and if Executive allows such Release to become effective in accordance with its terms, then (i) Executive shall be entitled to severance payments in the form of continuation of his base salary, at the rate in effect at the time of termination, for a period of twelve (12) months following the termination date, (ii) so long as Executive shall have been employed with the Company for least six (6) months of the calendar year in which such termination occurred, Executive shall be entitled to receive a pro rata portion (determined based on the number of days actually employed in such year relative to 365) of the Bonus that would have been payable to Executive subject to and in accordance with Section 3.2 with respect to such year had Executive remained employed with the Company for the full year, payable following the end of such year at such time as performance bonuses with respect to such year are normally determined and actually paid to other Company executives, (iii) the Company shall pay directly to the insurance provider the premium for COBRA continuation coverage for the Executive and the Executive’s family during such twelve (12) month period or until the effective date of new healthcare coverage eligibility available through new employment, whichever comes first and (iv) the vesting of any unvested Time Vesting Shares subject to the Option shall accelerate such that Executive shall become vested in one hundred percent (100%) of the Time Vesting Shares on the effective date of the Release. Such severance payments will be subject to standard payroll deductions and withholdings and will be made on the Company’s regular payroll cycle, provided, however, that any severance payments otherwise scheduled to be made prior to the effective date of the Release shall accrue and be paid in the first payroll period that follows such effective date and except as provided in clause (iii) above. The Company shall thereafter have no further obligations to Executive under this Agreement, except as otherwise provided by law (and except as provided otherwise in Executive’s stock option agreements with the Company).

4.6 Additional Definitions. For purposes of this Agreement, the following terms shall have the following meanings:

4.6.1 “Complete Disability” shall mean the inability of Executive to perform Executive’s duties under this Agreement, whether with or without reasonable accommodation, because Executive has become permanently disabled within the meaning of any policy of disability income insurance covering employees of the Company then in force. In the event the Company has no policy of disability income insurance covering employees of the Company in force when Executive becomes disabled, the term “Complete Disability” shall mean the inability of Executive to perform Executive’s duties under this Agreement, whether with or without reasonable accommodation, by reason of any incapacity, physical or mental, which the Board, based upon medical advice or an opinion provided by a licensed physician acceptable to the Board, determines to have incapacitated Executive from satisfactorily performing all of Executive’s usual services for the Company, with or without reasonable accommodation, for a period of at least one hundred twenty (120) days during any twelve (12) month period (whether or not consecutive). Based upon such medical advice or opinion, the determination of the Board shall be final and binding and the date such determination is made shall be the date of such Complete Disability for purposes of this Agreement.

4.6.2 “Cause” shall mean the occurrence of any of the following: (i) Executive’s conviction of any felony or any crime involving fraud or dishonesty that has a material adverse effect on the Company; (ii) Executive’s active participation (whether by

9.

affirmative act or material omission) in a fraud, act of dishonesty or other act of misconduct against the Company and/or its affiliates; (iii) conduct by Executive which, based upon a good faith and reasonable factual investigation by the Board, demonstrates Executive’s gross unfitness to serve; (iv) Executive’s material violation of any statutory or fiduciary duty, or duty of loyalty, owed to the Company; (v) Executive’s breach of any material term of any material contract between such Executive and the Company and the failure to cure such breach within 30 days of written notice; and (vi) Executive’s repeated violation of any material Company policy. An occurrence of “cause” as set forth in the preceding sentence shall be based upon a good faith determination by the Board. Executive’s Complete Disability shall not constitute Cause as set forth herein. The determination that a termination is for Cause shall be by the Board in its sole and exclusive judgment and discretion.

4.7 Survival of Certain Sections. Sections 2, 3.4, 4 through 13, 16, and 18 of this Agreement will survive the termination of this Agreement.

4.8 Parachute Payment. If any payment or benefit the Executive would receive pursuant to this Agreement (“Payment”) would (i) constitute a “Parachute Payment” within the meaning of Section 280G of the Code, and (ii) but for this sentence, be subject to the excise tax imposed by Section 4999 of the Code (the “Excise Tax”), then such Payment shall be equal to the Reduced Amount. The “Reduced Amount” shall be either (x) the largest portion of the Payment that would result in no portion of the Payment being subject to the Excise Tax or (y) the largest portion, up to and including the total of the Payment, whichever amount, after taking into account all applicable federal, state and local employment taxes, income taxes, and the Excise Tax (all computed at the highest applicable marginal rate), results in the Executive’s receipt, on an after-tax basis, of the greatest economic benefit notwithstanding that all or some portion of the Payment may be subject to the Excise Tax. If a reduction in payments or benefits constituting Parachute Payments is necessary so that the Payment equals the Reduced Amount, reduction shall occur in the manner that results in the greatest economic benefit for you. If more than one method of reduction will result in the same economic benefit, the items so reduced will be reduced pro rata.

In the event it is subsequently determined by the Internal Revenue Service that some portion of the Reduced Amount (as determined pursuant to clause (x) in the preceding paragraph) is subject to the Excise Tax, Executive agrees to promptly return to the Company a sufficient amount of the Payment so that no portion of the Reduced Amount is subject to the Excise Tax. For the avoidance of doubt, if the Reduced Amount is determined in accordance with clause (y) in the preceding paragraph, Executive will have no obligation to return any portion of the Payment pursuant to the preceding sentence.

Unless Executive and the Company agree on an alternative accounting or law firm, the accounting firm then engaged by the Company for general tax compliance purposes shall perform the foregoing calculations. If the accounting firm so engaged by the Company is serving as accountant or auditor for the individual, entity or group effecting the Change in Control, the Company shall appoint a nationally recognized accounting, law or consulting firm to make the determinations required hereunder. The Company shall bear all expenses with respect to the determinations by such accounting, law or consulting firm required to be made hereunder.

10.

The Company shall use commercially reasonable efforts such that the accounting, law or consulting firm engaged to make the determinations hereunder shall provide its calculations, together with detailed supporting documentation, to Executive and the Company within fifteen (15) calendar days after the date on which Executive’s right to a Payment is triggered (if requested at that time by the Executive or the Company) or such other time as requested by the Executive or the Company.

In the event the payment of any amounts pursuant to this letter agreement would result in Executive being subject to an Excise Tax (without giving effect to any reduction in such payments to the Reduced Amount), at Executive’s request in Executive’s sole discretion, the Company will use its commercially reasonable best efforts to obtain a vote of the stockholders of the Company approving such payments in the manner set forth in Section 280G(b)(5)(B) of the Code and the Treasury Regulations issued thereunder such that the payments would not be subject to the Excise Tax if the required stockholder approval is obtained. In the event Executive so requests that such a vote be taken, Executive agrees to execute a waiver and enter into such additional agreements as may be reasonably requested by the Company in relation thereto, including, without limitation, agreeing that the portion of such payments that would otherwise, if made, result in Executive becoming liable for the Excise Tax will not be made if the required stockholder approval is not obtained.

4.9 Application of Internal Revenue Code Section 409A. Notwithstanding anything to the contrary set forth herein, any payments and benefits provided under this Agreement (the “Severance Benefits”) that constitute “deferred compensation” within the meaning of Section 409A of the Code and the regulations and other guidance thereunder and any state law of similar effect (collectively “Section 409A”) shall not commence in connection with Executive’s termination of employment unless and until Executive has also incurred a “separation from service” (as such term is defined in Treasury Regulation Section 1.409A-l(h) (“Separation From Service”), unless the Company reasonably determines that such amounts may be provided to Executive without causing Executive to incur the additional 20% tax under Section 409 A.

It is intended that each installment of the Severance Benefits payments provided for in this Agreement is a separate “payment” for purposes of Treasury Regulation Section 1.409A-2(b)(2)(i). For the avoidance of doubt, it is intended that payments of the Severance Benefits set forth in this Agreement satisfy, to the greatest extent possible, the exemptions from the application of Section 409A provided under Treasury Regulation Sections 1.409A-l(b)(4), 1.409A-l(b)(5) and 1.409A-l(b)(9). However, if the Company (or, if applicable, the successor entity thereto) determines that the Severance Benefits constitute “deferred compensation” under Section 409A and Executive is, on the termination of service, a “specified employee” of the Company or any successor entity thereto, as such term is defined in Section 409A(a)(2)(B)(i) of the Code, then, solely to the extent necessary to avoid the incurrence of the adverse personal tax consequences under Section 409A, the timing of the Severance Benefit payments shall be delayed until the earlier to occur of: (i) the date that is six months and one day after Executive’s Separation From Service, or (ii) the date of Executive’s death (such applicable date, the “Specified Employee Initial Payment Date”), the Company (or the successor entity thereto, as applicable) shall (A) pay to Executive a lump sum amount equal to the sum of the Severance Benefit payments that Executive would otherwise have received through the Specified Employee

11.

Initial Payment Date if the commencement of the payment of the Severance Benefits had not been so delayed pursuant to this Section and (B) commence paying the balance of the Severance Benefits in accordance with the applicable payment schedules set forth in this Agreement.

Notwithstanding anything to the contrary set forth herein, Executive shall receive the Severance Benefits described above, if and only if Executive duly executes and returns to the Company within the applicable time period set forth therein, but in no event more than forty-five days following Separation From Service, the Release and permits the Release to become effective in accordance with its terms. Notwithstanding any other payment schedule set forth in this Agreement, none of the Severance Benefits will be paid or otherwise delivered prior to the effective date of the Release. Except to the extent that payments may be delayed until the Specified Employee Initial Payment Date pursuant to the preceding paragraph, on the first regular payroll pay day following the effective date of the Release, the Company will pay Executive the Severance Benefits Executive would otherwise have received under the Agreement on or prior to such date but for the delay in payment related to the effectiveness of the Release, with the balance of the Severance Benefits being paid as originally scheduled. All amounts payable under the Agreement will be subject to standard payroll taxes and deductions.

5. CONFIDENTIAL AND PROPRIETARY INFORMATION.

As a condition of employment, Executive agrees to execute and abide by the Company’s standard form of Proprietary Information and Inventions Agreement (“PIIA”).

6. ASSIGNMENT AND BINDING EFFECT.

This Agreement shall be binding upon and inure to the benefit of Executive and Executive’s heirs, executors, personal representatives, assigns, administrators and legal representatives. Because of the unique and personal nature of Executive’s duties under this Agreement, neither this Agreement nor any rights or obligations under this Agreement shall be assignable by Executive. This Agreement shall be binding upon and inure to the benefit of the Company and its successors, assigns and legal representatives. Any such successor of the Company will be deemed substituted for the Company under the terms of this Agreement for all purposes. For this purpose, “successor” means any person, firm, corporation or other business entity which at any tie, whether by purchase, merger or otherwise, directly or indirectly acquires all or substantially all of the assets or business of the Company.

7. NOTICES.

All notices or demands of any kind required or permitted to be given by the Company or Executive under this Agreement shall be given in writing and shall be personally delivered (and receipted for) or faxed during normal business hours or mailed by certified mail, return receipt requested, postage prepaid, addressed as follows:

If to the Company:

Ambit Biosciences Corporation

4215 Sorrento Valley Boulevard

San Diego, CA 92121

Attention: Chairman of the Board

12.

If to Executive:

Michael A. Martino

PO Box 5000 PMB 190

Rancho Santa Fe, CA 92067

Any such written notice shall be deemed given on the earlier of the date on which such notice is personally delivered or three (3) days after its deposit in the United States mail as specified above. Either Party may change its address for notices by giving notice to the other Party in the manner specified in this Section.

8. CHOICE OF LAW.

This Agreement shall be construed and interpreted in accordance with the internal laws of the State of California without regard to its conflict of laws principles.

9. INTEGRATION.

This Agreement, including Exhibit A and the PIIA, contains the complete, final and exclusive agreement of the Parties relating to the terms and conditions of Executive’s employment and the termination of Executive’s employment, and supersedes any and all prior and/or contemporaneous oral and written employment agreements or arrangements between the Parties regarding Executive’s service with the Company.

10. AMENDMENT.

This Agreement cannot be amended or modified except by a written agreement signed by Executive and the Company.

11. WAIVER.

No term, covenant or condition of this Agreement or any breach thereof shall be deemed waived, except with the written consent of the Party against whom the wavier is claimed, and any waiver or any such term, covenant, condition or breach shall not be deemed to be a waiver of any preceding or succeeding breach of the same or any other term, covenant, condition or breach.

12. SEVERABILITY.

The finding by a court of competent jurisdiction of the unenforceability, invalidity or illegality of any provision of this Agreement shall not render any other provision of this

13.

Agreement unenforceable, invalid or illegal. Such court shall have the authority to modify or replace the invalid or unenforceable term or provision with a valid and enforceable term or provision, which most accurately represents the Parties’ intention with respect to the invalid or unenforceable term, or provision.

13. INTERPRETATION; CONSTRUCTION.

The headings set forth in this Agreement are for convenience of reference only and shall not be used in interpreting this Agreement. This Agreement has been drafted by legal counsel representing the Company, but the Executive has been encouraged to consult with, and has consulted with, Executive’s own independent counsel and tax advisors with respect to the terms of this Agreement. The Parties acknowledge that each Party and its counsel has reviewed and revised, or had an opportunity to review and revise, this Agreement, and any rule of construction to the effect that any ambiguities are to be resolved against the drafting party shall not be employed in the interpretation of this Agreement.

14. REPRESENTATIONS AND WARRANTIES.

Executive represents and warrants that Executive is not restricted or prohibited, contractually or otherwise, from entering into and performing each of the terms and covenants contained in this Agreement, and that Executive’s execution and performance of this Agreement will not violate or breach any other agreements between the Executive and any other person or entity.

15. COUNTERPARTS.

This Agreement may be executed in two counterparts, each of which shall be deemed an original, all of which together shall contribute one and the same instrument.

16. ARBITRATION.

To ensure the rapid and economical resolution of disputes that may arise in connection with the Executive’s employment with the Company, Executive and the Company agree that any and all disputes, claims, or causes of action, in law or equity, arising from or relating to Executive’s employment, or the termination of that employment, will be resolved, to the fullest extent permitted by law, by final, binding and confidential arbitration pursuant to both the substantive and procedural provisions of the Federal Arbitration Act in San Diego, California conducted by the Judicial Arbitration and Mediation Services/Endispute, Inc. (“JAMS”}, or its successors, under the then current rules of JAMS for employment disputes; provided that the arbitrator shall: (a) have the authority to compel adequate discovery for the resolution of the dispute and to award such relief as would otherwise be permitted by law; and (b) issue a written arbitration decision including the arbitrator’s essential findings and conclusions and a statement of the award. Accordingly, Executive and the Company hereby waive any right to a jury trial. Both Executive and the Company shall be entitled to all rights and remedies that either Executive or the Company would be entitled to pursue in a court of law. The Company shall pay any JAMS filing fee and shall pay the arbitrator’s fee. Nothing in this Agreement is intended to prevent either Executive or the Company from obtaining injunctive relief in court to prevent irreparable harm pending the conclusion of any such arbitration. Notwithstanding the foregoing,

14.

Executive and the Company each have the right to resolve any issue or dispute involving confidential, proprietary or trade secret information, or intellectual property rights, by Court action instead of arbitration.

17. TRADE SECRETS OF OTHERS.

It is the understanding of both the Company and Executive that Executive shall not divulge to the Company and/or its subsidiaries any confidential information or trade secrets belonging to others, including Executive’s former employers, nor shall the Company and/or its Affiliates seek to elicit from Executive any such information. Consistent with the foregoing, Executive shall not provide to the Company and/or its Affiliates, and the Company and/or its Affiliates shall not request, any documents or copies of documents containing such information.

18. ADVERTISING WAIVER.

Executive agrees to permit the Company, and persons or other organizations authorized by the Company, to use, publish and distribute advertising or sales promotional literature concerning the products and/or services of the Company, or the machinery and equipment used in the provision thereof, in which Executive’s name and/or pictures of Executive taken in the course of Executive’s provision of services to the Company appear. Executive hereby waives and releases any claim or right Executive may otherwise have arising out of such use, publication or distribution.

[REMAINDER OF THIS PAGE INTENTIONALLY LEFT BLANK]

15.

IN WITNESS WHEREOF, the Parties have executed this Agreement as of the date first above written.

AMBIT BIOSCIENCES CORPORATION

By:	/s/ Faheem Hasnain
Its:	Chairman

Dated:	11/16/11

EXECUTIVE:

/S/ MICHAEL A. MARTINO
MICHAEL A. MARTINO

Dated:	9 Nov 2011

[SIGNATURE PAGE TO EMPLOYMENT AGREEMENT]

EXHIBIT A

RELEASE AND WAIVER OF CLAIMS

TO BE SIGNED ON OR FOLLOWING THE SEPARATION DATE ONLY

In consideration of the payments and other benefits set forth in the Employment Agreement of November     , 2011, to which this form is attached, I, Michael A. Martino, hereby furnish AMBIT BIOSCIENCES CORPORATION (the “Company”), with the following release and waiver (“Release and Waiver”).

In exchange for the consideration provided to me by the Employment Agreement that I am not otherwise entitled to receive, I hereby generally and completely release the Company and its current and former directors, officers, employees, stockholders, partners, agents, attorneys, predecessors, successors, parent and subsidiary entities, insurers, affiliates, and assigns (collectively, the “Released Parties”) from any and all claims, liabilities and obligations, both known and unknown, that arise out of or are in any way related to events, acts, conduct, or omissions occurring prior to or on the date that I sign this Agreement (collectively, the “Released Claims”). The Released Claims include, but are not limited to: (a) all claims arising out of or in any way related to my employment with the Company, or the termination of that employment; (b) all claims related to my compensation or benefits from the Company including salary, bonuses, commissions, vacation pay, expense reimbursements, severance pay, fringe benefits, stock, stock options, or any other ownership interests in the Company; (c) all claims for breach of contract, wrongful termination, and breach of the implied covenant of good faith and fair dealing; (d) all tort claims, including claims for fraud, defamation, emotional distress, and discharge in violation of public policy; and (e) all federal, state, and local statutory claims, including claims for discrimination, harassment, retaliation, misclassification, attorneys’ fees, or other claims arising under the federal Civil Rights Act of 1964 (as amended), the federal Americans with Disabilities Act of 1990, the federal Age Discrimination in Employment Act of 1967 (as amended) (the “ADEA”), the California Labor Code, and the California Fair Employment and Housing Act (as amended). Notwithstanding the foregoing, the following are not included in the Released Claims (the “Excluded Claims”): (a) any rights or claims for indemnification I may have pursuant to any written indemnification agreement with the Company to which I am a party, the charter, bylaws, or operating agreements of the Company, or under applicable law; (b) any rights or claims to unemployment compensation, funds accrued in my 401k account, or any vested equity incentives; (c) any rights that are not waivable as a matter of law; or (d) any claims arising from the breach of this Agreement. I hereby represent and warrant that, other than the Excluded Claims, I am not aware of any claims I have or might have against any of the Released Parties that are not included in the Released Claims.

I also acknowledge that I have read and understand Section 1542 of the California Civil Code which reads as follows: “A general release does not extend to claims which the creditor does not know or suspect to exist in his or her favor at the time of executing the release, which if known by him or her must have materially affected his or her settlement with the debtor.” I hereby expressly waive and relinquish all rights and benefits under that Section and any law of any jurisdiction of similar effect with respect to any claims I may have against the Company.

I acknowledge that, among other rights, I am waiving and releasing any rights I may have under ADEA, that this Release and Waiver is knowing and voluntary, and that the consideration given for this Release and Waiver is in addition to anything of value to which I was already entitled as an executive of the Company. If I am 40 years of age or older upon execution of this Release and Waiver, I further acknowledge that I have been advised, as required by the Older Workers Benefit Protection Act, that: (a) the release and waiver granted herein does not relate to claims under the ADEA which may arise after this Release and Waiver is executed; (b) I should consult with an attorney prior to executing this Release and Waiver; and (c) I have twenty-one (21) days from the date of termination of my employment with the Company in which to consider this Release and Waiver (although I may choose voluntarily to execute this Release and Waiver earlier); (d) I have seven (7) days following the execution of this Release and Waiver to revoke my consent to this Release and Waiver; and (e) this Release and Waiver shall not be effective until the seven (7) day revocation period has expired without my having previously revoked this Release and Waiver.

I acknowledge my continuing obligations under my Proprietary Information and Inventions Agreement. Pursuant to the Proprietary Information and Inventions Agreement I understand that among other things, I must not use or disclose any confidential or proprietary information of the Company and I must immediately return all Company property and documents (including all embodiments of proprietary information) and all copies thereof in my possession or control. I understand and agree that my right to the severance pay I am receiving in exchange for my agreement to the terms of this Release and Waiver is contingent upon my continued compliance with my Proprietary Information and Inventions Agreement.

This Release and Waiver constitutes the complete, final and exclusive embodiment of the entire agreement between the Company and me with regard to the subject matter hereof. I am not relying on any promise or representation by the Company that is not expressly stated herein. This Release and Waiver may only be modified by a writing signed by both me and a duly authorized officer of the Company.

Date:	By:
Michael A. Martino